The Digital Development Group (DigiDev) Projects 2013 Results, Forecasting a Tenfold Rise in Revenue From First to Fourth Quarters

Los Angeles, Calif., May 28, 2013—The Digital Development Group (OTCBB: DIDG) (DigiDev), a Hollywood, California based OTT (Over the Top) TV company, reported today that revenues have continued to rise monthly since the beginning of 2013. Based upon the past five-month's performance, the company envisions year-end revenues to exceed $600k. The company is projecting second half revenues to expand to $500k.

“We are now close to the completion of our technology deployment which puts us past start-up phase and into focusing on more content and more channels. We are moving forward with a subscriber base that continues to grow with every new channel release of engaging, original programming,” says Joe Q. Bretz, DigiDev’s president and co-founder. “We're ending May with 10 channels in operation and based upon our backlog of channels ready to launch, as well as our continued aggressive licensing, I am confident we will end the year with a minimum of 40 channels in operation on every platform. This has occurred within a short time frame and has far exceeded my expectations, thanks in part to our amazing team.”

Company executives note that its revenue forecast is based upon several factors. DigiDev is adding numerous channels monthly, positioning itself as a leader in the OTT or Internet television industry, a market segment experiencing continued, stellar growth.

DigiDev has begun an application development program which will, over the next several months, expand distribution beyond its current model to include Apple, Google, Android, Boxee, Samsung, LG, PlayStation and Xbox. The addition of these unique apps is expected to expand the company’s reach tenfold.

In addition, along with the recent news of Hollywood icon Charlie Sheen joining DigiDev as a special advisor and partner, the company is working with many A-list celebrities and entertainers to bring their content to DigiDev.

“We are in the first stage of a rapidly developing technology and we are at the epicenter,” says Martin W. Greenwald CEO of DigiDev. “I'm proud to be a part of this team that has done an extraordinary job positioning the company to be a major innovator and player in the OTT universe".

ABOUT DIGITAL DEVELOPMENT GROUP, CORP. (otcbb) DIDG

The Digital Development Group Corporation is a virtual “television network,” delivering content to Internet enabled viewing devices. The company provides a seamless, scalable and integrated back-end technological solution giving content owners distribution capability across multiple platforms using existing Internet Protocol (IP) services, providing increased monetization opportunities and greater control over distribution.

Company founders, CEO Martin W. Greenwald and President Joe Q. Bretz, have extensive experience in the entertainment industry. As the former CEO of Image Entertainment Inc., Mr. Greenwald oversaw its growth to over $120 million in revenues. For more information, visit the company’s corporate web site, www.digidev.com and its consumer site, www.digidev.tv

Additional details of the company’s business can be found in its public disclosures as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission’s (“SEC”) EDGAR database. Please refer to our full disclaimer, which includes our safe harbor statement, by clicking on or copying this link below into your browser: http://www.digidev.com/hq/disclaimer/.

Nothing contained on this website is either an offer to purchase, or a solicitation of an offer to sell shares of DigiDev Group or any other entity. Nothing on this website is a solicitation of a proxy from a security holder of Digital Development Group Corp. or any other company.

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Media Contact:

Miriam Schaffer

510-835-7900 ext. 207

mschaffer@placemakinggroup.com

Source: Digital Development Group Corp.